Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
NRG Yield, Inc.:

We consent to the use of our reports dated February 28, 2014, with respect to the consolidated balance sheets of NRG Yield, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule incorporated by reference herein and to the reference to our firm under the heading “Experts” in this registration statement.

(signed) KPMG LLP

Philadelphia, Pennsylvania
June 16, 2014